Filed Pursuant to Rule 433

Registration No. 333-172394

November 6, 2013

PRICING TERM SHEET

Pacific Gas and Electric Company

3.85% Senior Notes due November 15, 2023

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:	$300,000,000

Trade Date:	November 6, 2013

Settlement Date:	November 12, 2013 (T+3)

Maturity Date:	November 15, 2023

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2014

Coupon:	3.85%

Price to Public:	99.819%

Benchmark Treasury:	2.50% due August 15, 2023

Benchmark Treasury Yield:	2.642%

Spread to Benchmark Treasury:	+123 basis points

Yield to Maturity:	3.872%

Optional Redemption:

At any time prior to August 15, 2023, Pacific Gas and Electric Company may, at its option, redeem the 3.85% Senior Notes in whole or in part at a redemption price equal to the greater of:

•      100% of the principal amount of the 3.85% Senior Notes to be redeemed; or

•      as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 3.85% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after August 15, 2023, Pacific Gas and Electric Company may redeem the 3.85% Senior Notes, in whole or in part, at 100% of the principal amount of the 3.85% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent debt offering:	5.125% Senior Notes due November 15, 2043

CUSIP / ISIN:	694308 HE0 / US694308 HE06

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. TD Securities (USA) LLC Samuel A. Ramirez & Company, Inc. E.J. De La Rosa & Co., Inc. Muriel Siebert & Co., Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Barclays Capital Inc., toll free at 1-888-603-5847, (ii) Goldman, Sachs & Co., toll free at 1-866-471-2526, (iii) RBC Capital Markets, LLC, toll free at 1-866-375-6829 and (iv) Wells Fargo Securities, LLC, toll free at 1-800-326-5897.

PRICING TERM SHEET

Pacific Gas and Electric Company

5.125% Senior Notes due November 15, 2043

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:	$500,000,000

Trade Date:	November 6, 2013

Settlement Date:	November 12, 2013 (T+3)

Maturity Date:	November 15, 2043

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2014

Coupon:	5.125%

Price to Public:	99.847%

Benchmark Treasury:	2.875% due May 15, 2043

Benchmark Treasury Yield:	3.805%

Spread to Benchmark Treasury:	+133 basis points

Yield to Maturity:	5.135%

Optional Redemption:

At any time prior to May 15, 2043, Pacific Gas and Electric Company may, at its option, redeem the 5.125% Senior Notes in whole or in part at a redemption price equal to the greater of:

•      100% of the principal amount of the 5.125% Senior Notes to be redeemed; or

•      as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 5.125% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after May 15, 2043, Pacific Gas and Electric Company may redeem the 5.125% Senior Notes, in whole or in part, at 100% of the principal amount of the 5.125% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent debt offering:	3.85% Senior Notes due November 15, 2023

CUSIP / ISIN:	694308 HF7 / US694308 HF70

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. TD Securities (USA) LLC Samuel A. Ramirez & Company, Inc. E.J. De La Rosa & Co., Inc. Muriel Siebert & Co., Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Barclays Capital Inc., toll free at 1-888-603-5847, (ii) Goldman, Sachs & Co., toll free at 1-866-471-2526, (iii) RBC Capital Markets, LLC, toll free at 1-866-375-6829 and (iv) Wells Fargo Securities, LLC, toll free at 1-800-326-5897.

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